UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2015

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance, CA	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2015, Motorcar Parts of America, Inc. (the “Company”) amended its Financing Agreement (as amended to date, the “Financing Agreement”) by entering into the Fourth Amendment to Amended and Restated Financing Agreement (the “Fourth Amendment”) with a syndicate of lenders party thereto, Cerberus Business Finance, LLC, as collateral agent and PNC Bank, National Association, as administrative agent.  Pursuant to the terms of the Fourth Amendment, (i) the definition of Consolidated EBITDA was amended to increase certain addbacks related to liquidation costs and specified inventory purchases, (ii) the Consolidated EBITDA covenant levels were increased for the fiscal quarter ending March 31, 2015 and each quarter thereafter by $11.8 million and (ii) certain schedules to the Financing Agreement were updated.

The description of the Fourth Amendment contained herein is qualified in its entirety by reference to the terms of the Fourth Amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

d)	Exhibits.

Exhibit No.	Description

10.1
Fourth Amendment to Amended and Restated Financing Agreement, dated as of April 30, 2015, among Motorcar Parts of America, Inc., each lender from time to time party thereto, Cerberus Business Finance, LLC, as collateral agent, and PNC Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: April 30, 2015	By:	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel